UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

July 1, 2018

Date of report (date of earliest event reported

The Habit Restaurants, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36749	36-4791171
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

17320 Red Hill Avenue, Suite 140

Irvine, CA 92614

(Address of principal executive offices) (Zip Code)

(949) 851-8881

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 1, 2018, The Habit Restaurants, Inc. (“Habit”) and The Habit Restaurants, LLC (“Habit LLC” and collectively with Habit, the “Company”), entered into amended and restated employment agreements with Russ Bendel, the Company’s President and Chief Executive Officer, Ira Fils, the Company’s Chief Financial Officer and Anthony Serritella, the Company’s Chief Operating Officer (each, an “Executive” and collectively, the “Executives”), in each case to be effective on July 1, 2018 (the “Amendment Date”). Unless terminated earlier in accordance with their terms, the new agreements will continue until the third anniversary of the Amendment Date, subject to automatic renewal for additional one-year periods at the end of the then current term unless notice of non-renewal is given in accordance with the terms of the agreements. Mr. Bendel’s agreement provides for an annual base salary of $760,000, Mr. Fils’ agreement provides for an annual base salary of $445,000 and Mr. Serritella’s agreement provides for an annual base salary of $316,680. The Executives are also eligible to earn an annual bonus expressed as a target percentage of their respective base salaries (35% for Mr. Bendel; 30% for Mr. Fils; and 25% for Mr. Serritella), subject to achievement of objectives established by the board of directors of Habit. In addition, the Executives will be provided with a monthly car expense allowance and are eligible to participate in those benefit plans of the Company that are available to similarly situated Company service providers.

Under the agreements, upon a termination of employment without cause (as defined in the agreements) or a voluntary termination of employment for good reason (as defined in the agreements) prior to the end of the term, each Executive is entitled to continued payment of his base salary for a period of 12 months (6 months in the case of Mr. Serritella) following such termination of employment; payment of his COBRA premiums for a period of 12 months (6 months in the case of Mr. Serritella) following such termination of employment; payment of a pro-rated bonus under terms specified in the agreement; and acceleration of any unvested Company equity subject solely to time-based vesting conditions that is scheduled to vest in the 12-month period (6 month period in the case of Mr. Serritella) immediately following the date of termination (“partial equity acceleration”). Upon termination of employment during the term due to death or disability, each Executive would be entitled to partial equity acceleration and payment of a pro-rated bonus under terms specified in the agreement. During the term of the agreement, if an Executive terminates employment voluntarily (other than for good reason), he would be entitled to receive only accrued but unpaid pay and benefits and reimbursement for unpaid business expenses.

Notwithstanding the foregoing, if, during the 24-month period following a change of control of Habit, the Executives’ employment were to terminate by reason of an involuntary termination without cause or a voluntary termination for good reason (as defined in the agreements), the Executives would each be entitled to receive 1.5 times (1.0 times in the case of Mr. Serritella) the sum of his respective annual base salary; a pro-rated bonus for the year of termination together with his respective target bonus for the year of termination; continued health benefits for 18 months (12 months in the case of Serritella), with such salary, bonus and benefits amounts generally being payable in a lump sum; and full acceleration of any unvested Company equity.

Under the agreements, the Executives have agreed to post-employment undertakings regarding non-competition and non-solicitation for 24 months (18 months in the case of Mr. Serritella) and restrictions with respect to disclosure of the Company’s confidential information. All severance amounts and any acceleration of unvested Company equity are expressly conditioned upon the Executives’ continued compliance with these post-employment undertakings and the execution and return of a release of claims in favor of the Company.

The descriptions of the agreements set forth above do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, which are attached as Exhibits 10.1, 10.2 and 10.3 to this Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, effective as of July 1, 2018, by and between The Habit Restaurants, LLC, The Habit Restaurants, Inc. and Russell Bendel

10.2	Amended and Restated Employment Agreement, effective as of July 1, 2018, by and between The Habit Restaurants, LLC, The Habit Restaurants, Inc. and Ira Fils

10.3	Amended and Restated Employment Agreement, effective as of July 1, 2018, by and between The Habit Restaurants, LLC, The Habit Restaurants, Inc. and Anthony Serritella

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Habit Restaurants, Inc.

By:	/s/ Ira Fils
Ira Fils
Chief Financial Officer and Secretary

Date: July 5, 2018